JOHN HANCOCK TRUST
AMENDMENT TO SUBADVISORY AGREEMENT
QS Investors, LLC
AMENDMENT made as of this 1st of March, 2011 to the Subadvisory Agreement dated August 1, 2010 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and QS Investors, LLC, a Delaware limited liability company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the following funds:

a. Lifestyle Balanced PS Series

b. Lifestyle Conservative PS Series

c. Lifestyle Growth PS Series

d. Lifestyle Moderate PS Series
2.	EFFECTIVE DATE

This Amendment shall become effective on the later to occur of (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Andrew Arnott
Andrew Arnott
Executive Vice President

QS INVESTORS, LLC
By:	/s/ Daniel Holman
Daniel Holman
COO

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APPENDIX A
Lifestyle Trusts
Lifestyle PS Series
Lifecycle Trusts
     The Subadviser shall serve as subadviser for each series of the Trust listed below (each a “Fund of Funds”). The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Fund of Funds, the fee computed separately for such Fund of Funds as described below at the following annual rate (the “Subadviser Fee”):
     0.005% of the net assets of the Fund of Funds.
The Fund of Funds are as follows:
Lifestyle Aggressive Trust
Lifestyle Balanced Trust
Lifestyle Conservative Trust
Lifestyle Growth Trust
Lifestyle Moderate Trust
Lifestyle Balanced PS Series
Lifestyle Conservative PS Series
Lifestyle Growth PS Series
Lifestyle Moderate PS Series
Lifecycle 2010 Trust
Lifecycle 2015 Trust
Lifecycle 2020 Trust
Lifecycle 2025 Trust
Lifecycle 2030 Trust
Lifecycle 2035 Trust
Lifecycle 2040 Trust
Lifecycle 2045 Trust
Lifecycle 2050 Trust
     The Subadviser Fee for each Fund of Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 days of the end of each month. The daily fee accrual will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual fee rate set forth above, and multiplying this product by the net assets of the Fund of Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it. Fees shall be paid either by wire transfer or check, as directed by the Subadviser. For purposes of determining net assets and calculating the Subadviser Fee, the net assets of each Fund of Fund are determined as of the close of business on the previous business day of the Trust.

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     If, with respect to any Fund of Fund, this Agreement terminates, or if the manner of determining the Subadviser Fee changes, before the end of any month, the Subadviser Fee (if any) for the period from the effective date of this Agreement, or from the beginning of such month, to the date of termination, or of such change, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such termination or change occurs.

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All Cap Core Trust
     The Subadviser shall serve as investment subadviser for each Fund of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for such Fund at an annual rate as follows (the “Subadviser Fee”):

	First	Excess Over
	$500 million	$500 million
	of Aggregate	of Aggregate
Fund	Net Assets*	Net Assets*
All Cap Core Trust

*	The term Aggregate Net Assets includes the net assets of a Fund of the Trust managed by the Subadviser. It also includes with respect to each Fund the net assets of one or more other portfolios as indicated below managed by the Subadviser, but in each case only for the period during which the Subadviser also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Fund(s)	Other Portfolio(s)
All Cap Core Trust	All Cap Core Fund, a series of John Hancock Funds II
     The Subadviser Fee for a Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to the quotient of (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the annual fee rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it. Fees shall be paid either by wire transfer or check, as directed by the Subadviser.
     If, with respect to any Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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